Exhibit 99.1

News

                                                                                                                                                                                                                                NYSE: BWS
                                                                                                                                                                                                                                Contact: Beth Fagan
                                                                                                                                                                                                                                VP-Public Affairs 314-854-4093

Brown Shoe Reports June Retail Sales for Famous Footwear and Naturalizer;
Revises Guidance

            ST. LOUIS, MISSOURI, July 8, 2004-- Brown Shoe Company, Inc. (NYSE: BWS) today reported that June retail sales for its Famous Footwear chain of 895 family footwear stores, were $98,600,000 for the five-week period ended July 3, 2004, a 0.4 percent decrease compared to $99,000,000 for the same period last year (ended July 5, 2003). Same-store sales for the period decreased 3.2 percent. Sales for the first 22 weeks of 2004 were $455,800,000, a 2.4 percent increase compared to the same period last year. Same-store sales for the 22 weeks were up 0.4 percent.

            Retail sales at Brown Shoe's Naturalizer Retail division, a 380-store chain selling the Naturalizer brand of women's footwear in the United States and Canada, were $18,100,000 for the month compared to $19,400,000 last June. Same-store sales declined 6.5 percent.

            Naturalizer Retail sales for the first 22 weeks were $80,000,000 compared to $79,300,000 for the same period last year. Same-store sales for the 22 weeks were down 1.0 percent.

            "Our retail sales in June were below plan, as customer traffic was soft for both our Famous Footwear and Naturalizer retail concepts," said Brown Shoe Chairman and CEO Ron Fromm. "At Famous Footwear, our sales of athletic footwear continued strong, spurred by the introduction of exclusive product; this was not enough, however, to offset weakness in our seasonal sandal and women's casual footwear categories. Our sales shortfall at Naturalizer was also due to lower sales of casual and sandalized footwear in the U.S. and throughout Canada."

Revised Guidance for Second Quarter and Full Year

            "While continuing good margin performance at Famous Footwear should allow this division to meet its second quarter profit plan, weakness in our Naturalizer Retail chain and in our children's wholesale business will result in an earnings shortfall for second quarter. Accordingly, we are lowering our second quarter diluted earnings per share guidance range to $0.45 to $0.50, inclusive of $0.05 in transition costs related to our new Bass license," Fromm said.

            The Company previously had issued an earnings guidance range of $0.60 to $0.65 per share, compared to actual second quarter fiscal 2003 diluted earnings per share of $0.62.

            "For the balance of fiscal 2004, at Famous Footwear we expect our athletic business to remain healthy, especially with our introduction of new, exclusive athletic product for the back-to-school period. Plus, we have increased representation of key fashion/dress styles in our stores and in our wholesale lines for the fall season.

            "However, we believe a conservative stance is prudent given the weakness in our Naturalizer stores, softening of our wholesale business, and traffic trends at Famous Footwear. In addition, we now anticipate slightly higher transition costs and softer sales volumes for Bass as we work to revitalize this great brand. As such, we currently expect fiscal 2004 diluted earnings per share in the range of $2.90 to $3.10, inclusive of Bass transition costs of $0.17 compared to actual fiscal 2003 diluted earnings per share of $2.52," Fromm said.

MONTH AND YEAR-TO-DATE SALES (millions)

	FY 2004 (7/03/04)	FY 2003 (7/05/03)	% Change	Same-Store % Change	Stores Open 7/03/04 vs. 7/05/03
June-Famous Footwear	$ 98.6	$ 99.0	(0.4)	(3.2)	895	905
Y-T-D -Famous Footwear	455.8	445.0	2.4	0.4

June -Naturalizer	18.1	19.4	(6.7)	(6.5)	380	384
Y-T-D -Naturalizer	80.0	79.3	0.9	(1.0)

Second Quarter Earnings & Conference Call

            Brown Shoe will release its second quarter earnings before market open on Wednesday, August 18, and hold a conference call to discuss these results at 9:00 a.m. Eastern Daylight Time. While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast at www.fulldisclosure.com. At the website, type in the BWS ticker symbol to locate the broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) general economic conditions and the consumer's preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of currently pending litigation; (iii) intense competition within the footwear industry; and (iv) political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $1.8 billion footwear company with worldwide operations. The Company operates the 900-store Famous Footwear chain, which sells brand name shoes for the family. It also operates nearly 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie and Buster Brown; it also markets licensed brands including Dr. Scholl's, Bass and Carlos by Carlos Santana for adults, and Barbie, Superman, Supergirl, Looney Tunes and AstroBoy character footwear for children. Brown Shoe press releases are available on the Company's web site at www.brownshoe.com.